UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2009

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2009, the Board of Directors, upon the recommendation of the Compensation Committee, approved the 2009 Executive Compensation Plan for officers and key employees. The Executive Compensation Plan for 2009 is materially the same as the 2008 plan. The components of the plan consists of base salary, annual incentives awards/bonuses and long-term incentives. Base salary compensation ranges for 2009 were adjusted from 2008 levels to coincide with the results of the peer group review for several of the named executive officer positions including the CEO and CFO. Although the base salary compensation tables were adjusted 6-7% for the CEO and CFO, the Board of Directors decided not to recommend any salary increases for 2009 at this time for all officer positions due to the current economic climate.

The executive compensation program also includes a component for annual incentive awards/bonuses. Annual incentive awards/bonuses are intended to provide a component of total compensation that represents an award for meeting key corporate performance objectives or for achievement of individual strategic objectives. Annual incentive awards are expressed as target amounts that can be earned as a percentage of base salary. For all named executive officers, the annual incentive targets are weighted 75% toward the ability to meet key performance indicators of the Company and 25% toward attainment of individual strategic objectives. Company key performance indicators are based upon four separate categories that include revenue, recovered cargo, earnings per share and overall cash flow. The Compensation Committee’s intent is to follow the incentive award guidelines, however, the Committee has the discretion to increase or decrease the amounts based upon extenuating or unforeseen circumstances, or to deny the awards/bonuses whether or not performance targets or objectives are achieved. The Board of Directors, as recommended by the Compensation Committee, decided that officers would not receive any annual incentive award/bonus for 2008 because of the current economic climate even though the named executive officers qualified for approximately 30% of the target bonus identified in the plan.

Long-term incentive targets are intended to provide an equity component of total compensation in the form of stock options that vest based upon time, performance, or both. The target long-term incentives are based upon a percentage range of base salary. Also on January 2, 2009, the Board of Directors, upon the recommendation of the Compensation Committee, approved grants of stock options with a five-year term and three-year service vesting to the following named executives:

Options
Gregory P. Stemm, CEO	352,000
Mark D. Gordon, President/COO	144,000
Michael J. Holmes, CFO	144,000
David A. Morris, Secretary/Treasurer	107,000

Also on January 2, 2009, the Board of Directors approved the 2009 Non-Employee Director Compensation Plan and approved grants of stock options with a five-year term and immediate vesting to each non-employee director for services performed in fiscal year 2008 as follows:

Options
Bradford B. Baker	16,000
David J. Bederman	25,170
George A. Knutsson	18,500
David J. Saul	13,500

For 2009, each non-employee director will receive (i) an annual retainer of $40,000, which each director may elect to receive in stock, cash, or a combination of stock and cash, (ii) a fee of $1,000 per meeting for each meeting of the Board or any committee of the Board or other scheduled meeting of the directors of the Company and (iii) an annual fee of $10,000 for serving as chair of the Audit Committee or an annual fee of $5,000 for serving as chair of the Compensation Committee or the Governance Committee. In addition, each non-employee director will be eligible to receive an equity award in the form of restricted stock or stock options at the discretion of the Board of Directors based upon amounts as outlined in the plan.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION , INC.

Dated: January 7, 2009	By:	/s/ Michael J. Holmes
Michael J. Holmes,
Chief Financial Officer